Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of TriLinc Global Impact Fund, LLC of our report dated March 26, 2015, relating to the 2014 consolidated financial statements of TriLinc Global Impact Fund, LLC appearing in its Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission, and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

San Francisco, California

November 19, 2015